EXHIBIT 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

April 29, 2011

Kraton Polymers LLC

Kraton Polymers Capital Corporation

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

Ladies and Gentlemen:

We have acted as counsel to Kraton Polymers LLC, a Delaware limited liability company (the “Company”) and Kraton Polymers Capital Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of up to $250,000,000 aggregate principal amount of the Issuers’ 6.75% Senior Notes due 2019 (the “Exchange Notes”) to be offered in exchange for any and all of the Issuers’ outstanding 6.75% Senior Notes due 2019 originally issued on February 11, 2011 (the “Initial Notes”). The Exchange Notes are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors” and, together with the Issuers, the “Registrants”). The Exchange Notes will be issued under an indenture dated as of February 11, 2011 (the “Indenture”), among the Company, the Co-Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Indenture;

(b)	the Registration Statement; and

(c)	the form of the Exchange Notes included in the Indenture.

Kraton Polymers LLC, et al., p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuers and the Guarantors and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in the Indenture, have been duly executed by the each of the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Issuers in exchange for an equal principal amount of Initial Notes, (a) the Exchange Notes will be the valid, binding and enforceable obligations of each of the Issuers, entitled to the benefits of the Indenture and (b) the Guarantees will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (x) we have assumed that such Registrant and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Registrants regarding matters of the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In addition, (i) the waiver of defenses contained in Section 10. 01 of the Indenture may be ineffective to the extent that any such waiver involves a matter of public policy under the law of the State of New York and (ii) the enforceability of indemnification provisions may be subject to public policy considerations.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the laws).

Kraton Polymers LLC, et al., p. 3

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Duane McLaughlin
Duane McLaughlin, a Partner